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                                                               EXHIBIT 99.7

                         COMPENSATION AGREEMENT

          This Agreement is made as of the 28th day of August, 1998 by and between Cygnus, Inc., a Delaware corporation (the "Corporation"), and Andre
F. Marion ("Optionee").

                                W I T N E S S E T H

          WHEREAS, in consideration for the services to be performed by Optionee in his capacity as a member of the Corporation's Board of Directors (the "Board"), the Corporation will grant Optionee a stock option in August, 1998, to purchase 20,000 shares of the Corporation's Common Stock (the "Option") upon the terms and conditions set forth in the documentation evidencing such Option attached hereto.

          NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

          1. The Corporation and Optionee acknowledge and agree that the Option is granted solely as compensation for the Board services to be rendered by Optionee and not for any capital-raising purposes or in connection with any capital-raising activities of the Corporation.

          2. The Option shall not be transferable or assignable except in connection with Optionee's death.

          3. This Agreement is intended to memorialize the agreement and understanding which exists between Optionee and the Corporation concerning the grant of the Option and is intended to constitute a written compensation contract for purposes of registering the shares of Common Stock subject to the Option on a Form S-8 Registration Statement under the Securities Act of 1933, as amended.

          4. Nothing herein or in the documentation evidencing the Option shall interfere with or otherwise restrict in any way the rights of the Corporation or the Corporation stockholders to remove Optionee from the Board at any time in accordance with applicable law.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


                                        CYGNUS, INC.


                                        By:
-----------------------------------        -----------------------------------
ANDRE F. MARION
                                        Title:
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